Exhibit 10.1

ADDENDUM A TO PROMISSORY NOTE

This Addendum A to Promissory Note (the “Addendum”) amends that certain Promissory Note (“Note”) entered into between GAMING ENTERTAINMENT INDIANA LLC (hereinafter “Borrower”) in favor of Zions Bancorporation, N.A. dba Nevada State Bank (hereinafter “Lender”).

WHEREAS, the Paycheck Protection Program Flexibility Act amended the CARES Act and automatically extended the payment deferral period of the Note and allowed the maturity of the Note to be extended to 5 years.

WHEREAS, Borrower has agreed under the general provisions paragraph of the Note that Lender may extend the term of the Note.

NOW THEREFORE, the Note is hereby modified and amended, in accordance with the terms and provisions in this Addendum to Promissory Note. Terms defined in the Note but not otherwise defined herein shall have the respective meanings given to them in the Note.

1.	The “Maturity” paragraph in the Note and any reference to the maturity in the Related Documents is hereby deleted and hereby replaced with the following:

Maturity Date. This Note will mature five years from date of this Note.

2.	The “PAYMENT” and “INITIAL DEFERMENT PERIOD” paragraphs are hereby deleted and hereby replaced with the following:

PAYMENT. Borrower will pay this loan in accordance with the following payment schedule: Borrower will pay this loan in monthly installment payments of the outstanding balance of principal and interest after the Deferment Period amortized over the remaining term of the loan. Borrower’s first payment is due 30 days after the last day of the Deferment Period, and all subsequent payments are due on the same day of each month after that (or the last day of any subsequent month that does not have the same day as the first payment date). Borrower’s final payment will be due on the Maturity Date which is five years from date of this Note, and will be for all principal and all accrued interest not yet paid. Payments shall include principal and interest.

DEFERMENT PERIOD. The Deferment Period shall be the earlier of (i) the date on which the amount of forgiveness determined under section 1106 of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) is remitted to Lender (or, if earlier, the date the [SBA] determines that the loan is not eligible for forgiveness in the full amount requested), or (ii) if Borrower fails to apply for forgiveness within 10 months after the date that is the earlier of (A) 24 weeks after the date of the Note or (B) December 31, 2020 (the “Covered Period”), the date that is 10 months after the last day of the Covered Period. Interest will continue to accrue during the Deferment Period. Lender will provide Borrower the monthly payment amount after the Deferment Period.

NEVADA STATE BANK

2460 South 3270 West

West Valley City, UT 84119

GAMING ENTERTAINMENT INDIANA LLC

1980 FESTIVAL PLAZA DR STE 680

LAS VEGAS, NV 89135-2958

Loan Number: ****************

Loan Description: COMM TERM – PAY AS RECIEV

Principal Balance: $3,393,900.00

PAYMENT CHANGE NOTICE	NOTICE DATE: September 22, 2020

Dear Borrower,

Your loan payment amount has been re-amortized. Please see below for the new payment amount required. This new payment will be due MONTHLY starting September 03, 2021.

	CURRENT	NEW
Interest Rate	1.000000%	1.000000%
Principal and Interest	$191,000.20	$77,826.53
Escrow	$0.00	$0.00
Total Payment	$191,000.20	$77,826.53